EXHIBIT 10.32
September 18, 2008
Uri Kreisman
Mendel Singer 20, Apt. #52
Haifa 34984, Israel
Dear Uri:
We are pleased to offer you the position of Vice President of Operations, as a full-time employee, reporting to Sylvia Summers. Assuming you accept, you would be employed by Trident Microelectronics Limited (“Trident Taiwan”), a subsidiary of Trident Microsystems (Far East) Ltd. (“Trident Far East”). Trident Far East is a subsidiary of Trident Microsystems, Inc. (“Trident).
The details of this employment offer, including the compensation package, are as follows:
•	Your base salary shall be NT$5,600,000.00 per year, payable on a monthly basis at a rate of NT$466,666.67 with no annual fixed bonus (13th and 14th month’s base salary) payable during the year.
•	Upon the approval of the Compensation Committee of Trident’s Board of Directors (“Compensation Committee”), following your commencement of employment with Trident Taiwan, you will be granted the equity incentive awards described in Appendix A, subject to the terms set forth therein.
•	You will be eligible to participate in Trident’s Incentive Bonus Plan and your target bonus payment will be 45% of your annual base salary, as described Appendix B.
•	Trident Taiwan will provide you with a monthly housing allowance of NT$165,000.00 on a cash basis, payable in Taiwan.
•	You will receive a monthly goods and services differential allowance of NT$70,000.00 on a cash basis, payable in Taiwan.
•	One company-paid economy class home leave trip (Israel/Taiwan) will be provided to you and your immediate family member(s) annually.
•	Trident Taiwan will provide you with the relocation assistance in accordance with Trident’s policy. You will be entitled to the similar assistance for repatriation at the end of your employment with Trident Taiwan provided your employment is not terminated for cause.
•	You will eligible to participate in the medical, dental, vision, life and disability insurance programs.
•	You will be entitled to 23 days’ paid annual leave for the first year of employment and thereafter, you will earn one additional day for each year of service up to a maximum of 30 days.
•	Tax equalization will apply to ensure that the income taxes incurred for the expatriate assignment remain neutral to you, based on Trident’s policy. Trident Taiwan will withhold applicable income taxes from the monthly payroll in Taiwan based on the calculations of the hypothetical tax provided by the designated accounting firm. Trident Taiwan will absorb the excess hypothetical income tax arising out of this appointment. In the event of any shortfall in the hypothetical tax withholding, you will repay the amount due to Trident Taiwan.
•	Trident Taiwan will reimburse you the costs incurred for language training assistance up to a maximum of 150 hours of formal instruction per person for you and each of your immediate family members.
•	Other employee benefits and employment terms including probation and required termination notice will be subject to Trident Taiwan’s policies, except that you will be given six months’ termination notice if your employment is terminated without cause during the first year of employment.
•	Trident Taiwan undertakes to assist you in obtaining an appropriate work authorization visa and work permit, subject to approval by the local Taiwanese authorities, to enable you to carry out your duties in Taiwan. You will be reimbursed for reasonable charges incurred for visas and work permit applications for yourself and your immediate family members.

September 18, 2008
Uri Kreisman

Within three (3) days of the start of your employment you will be required, as a condition of your employment, to complete the following:
•	You will be required to sign Trident’s standard form of Employment, Proprietary Information and Invention Assignment Agreement, including a non-solicitation covenant of twenty-four (24) months’ duration.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer to be employed by Trident Taiwan by signing below, indicating your earliest available start date, and returning this copy to me. Should you have questions or if you need additional information please feel free to contact me at +1 (408) 764-8844.
This offer of employment is contingent upon your ability to comply with the employment authorization provisions of the Taiwanese government as well as the successful completion of your background investigation. In addition, this offer is conditioned upon your acceptance, in writing, by September 20, 2008.
Sincerely,
Donna M. Hamlin
Vice President, Human Resources & Administration
ACKNOWLEDGEMENTS & ACCEPTANCE
The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Uri Kreisman	10/1/2008	11/10/2008

Uri Kreisman	Date	Earliest Available Start Date

September 18, 2008
Uri Kreisman

Appendix A
Equity Incentive Award
Initial Hire-on Option Grant
Upon the approval of Trident’s Compensation Committee, following your employment start date, you will be granted a non-qualified stock option to purchase 63,200 shares of Trident’s common stock at an exercise price per share equal to the closing price of a share of Trident’s common stock on the Nasdaq Global Market on the effective date of grant. Subject to your continued performance of services with Trident or one of its subsidiaries through each respective vesting date, the shares subject to this stock option will vest and become exercisable over a four-year period at the rate of 25% of such shares upon each of the first four anniversaries of your employment start date. Your stock option will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard form of stock option agreement, which you will be required to sign as a condition to receiving this option.
Initial Hire-on Restricted Stock Units Award
Upon the approval of Trident’s Compensation Committee, following your employment start date, you will be granted a restricted stock units award consisting of 25,360 shares of Trident’s common stock. These shares will be subject to automatic forfeiture if your performance of services with Trident terminates prior to the date on which the shares vest. Subject to your continued performance of services with Trident or one of its subsidiaries through each respective vesting date, the shares subject to this restricted stock units award will vest over a three-year period at the rate of one-third upon each of the first three anniversaries of your employment start date. Your restricted stock units award will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard form of restricted stock units agreement, which you will be required to sign as a condition to receiving this award.

/s/ Uri Kreisman Uri Kreisman

September 18, 2008
Uri Kreisman

Appendix B
Incentive Bonus Plan
You will be eligible to participate in Trident’s Incentive Bonus Plan at a target rate of 45% of your annual base salary. The actual bonus, if any, you earn under the Incentive Bonus Plan will be based upon Trident’s achievement of annual performance goals determined by the Board of Directors and/or Compensation Committee. In addition, you must be an active employee on the date of the bonus payment to be entitled to receive a bonus under the Incentive Bonus Plan. The detailed terms and conditions of the Incentive Bonus Plan are defined yearly by Trident’s Board of Directors and/or Compensation Committee and are subject to change at the Board of Directors’ and/or Compensation Committee’s discretion from year to year.
For the period from your employment start date through June 30, 2009, the end of Trident’s current fiscal year, Trident Taiwan will guarantee payment to you of an Incentive bonus in the amount of no less than six months of target bonus (“Guaranteed Initial Bonus”).
Effective upon your first payroll period following your commencement of employment, Trident Taiwan will advance you the amount of NT$1,260,000.00, which shall be credited toward payment of your Guaranteed Initial Bonus.

/s/ Uri Kreisman
Uri Kreisman